                                                                      Exhibit 15


The Board of Directors
JLG Industries, Inc.
McConnellsburg, PA 17233

We are aware of the incorporation by reference in the Registration Statements (Form S-8, No. 33-60366; Form S-8, No. 33-61333; and Form S-8, No. 33-75746) of
JLG Industries, Inc. of our report dated May 16, 2000, relating to the unaudited condensed consolidated interim financial statements of JLG Industries, Inc. which are included in its Form 10-Q for the quarter ended April 30, 2000.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                           /s/ Ernst & Young LLP

Baltimore, Maryland
May 30, 2000